Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT
This Amendment (the “Amendment”) is dated as of February 21, 2017 (the “Effective Date”), and amends that certain Rights Agreement, dated as of June 29, 2016, between Universal Technical Institute, Inc., a Delaware corporation (the “Company”), and Computershare Inc., a Delaware corporation (the “Rights Agent”) (the “Rights Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Rights Agreement.
WHEREAS, on February 21, 2017, the Board determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement on the terms set forth herein; and
WHEREAS, in accordance with Section 27 of the Rights Agreement, the Company may, and the Rights Agent shall, if so directed by the Company, supplement or amend the Rights Agreement without the approval of any holders of Rights Certificates in order to shorten or lengthen any time period under the Rights Agreement.
NOW, THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereto agree as follows:
1.1    Amendment to Definition. Section 7(a) of the Rights Agreement is hereby amended such that “Final Expiration Date” shall mean February 21, 2017.

1.2    Exhibits. The exhibits to the Rights Agreement shall be deemed to be restated to reflect this Amendment, including all conforming changes.

1.3    Rights Agreement as Amended, Effective Date. The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment and any other amendment made in accordance with Section 27 of the Rights Agreement. This Amendment shall be effective as of the Close of Business on the Effective Date, and except as set forth herein the Rights Agreements shall remain in full force and effect and otherwise shall be unaffected hereby.

1.4    Direction to Rights Agent; Certification by Officer. By execution of this Amendment by the Company, the Company hereby directs the Rights Agent to execute this Amendment in its capacity as Rights Agent pursuant to the Rights Agreement and in accordance with Section 27 of the Rights Agreement. The appropriate officer of the Company executing this Amendment on behalf of the Company hereby certifies on behalf of the Company that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

1.5    Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the holders of Rights any legal or equitable right, remedy or claim under this Amendment; and this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the holders of Rights.

1.6    Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Amendment shall be held to be prohibited by or unenforceable under applicable law, (i) such provision shall be applied to accomplish the objectives of the provision as originally written to the fullest extent permitted by appl icable law and (ii) all other provisions of this Amendment shall remain in full force and effect; provided, however, that if any such excluded provision shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately. No rule of strict construction, rule resolving ambiguities against the party who drafted the provision giving rise to such ambiguities or other such rule of interpretation shall be applied against any party with respect to this Amendment.

1.7    Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of laws.

1.8    Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

1.9    Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

UNIVERSAL TECHNICAL INSTITUTE, INC.
By: _____________________________
Name:
Title:

COMPUTERSHARE INC.
By: _____________________________
Name:
Title: